Exhibit 99.10

ACKNOWLEDGEMENT OF SUBSCRIPTION

WGNB CORP.
201 MAPLE STREET
P.O. Box 280
CARROLLTON, GEORGIA 30117

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus supplement and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “WGNB Corp.” in the amount of $8.00 multiplied by the number of shares of 9% Series A Convertible Preferred Stock you intend to subscribe for.

Your stock certificate(s) representing shares of 9% Series A Convertible Preferred Stock duly authorized and fully paid will be issued to you as soon as possible upon the Company's acceptance of your subscription, as described in the prospectus dated ___, 2008 and supplemented in the prospectus supplement dated September ___, 2008. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

WGNB CORP.

By:
H.B. Lipham, III
Chief Executive Officer

Date

By signing below, I acknowledge the receipt of the initial prospectus dated ___, 2008, and prospectus supplement dated September ____, 2008 of WGNB Corp. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $________ for the purchase of ______ shares of 9% Series A Convertible Preferred Stock, at the purchase price of $8.00 per share.

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Signature

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Print Name

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Date